SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

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mercer FUNDS

Mercer Non-US Core Equity Fund

99 High Street

Boston, Massachusetts 02110

July 14, 2026

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer Non-US Core Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Hardman Johnston Global Advisors LLC (“Hardman Johnston”) to serve as a new subadviser to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment adviser (“Mercer” or the “Adviser”), on behalf of the Fund, and Hardman Johnston (the “Hardman Johnston Subadvisory Agreement”).

The Adviser recommended the appointment of Hardman Johnston to replace American Century Investment Management, Inc., a subadviser that previously managed an allocated portion of the Fund’s portfolio. Hardman Johnston has taken over the management duties of the Fund’s portfolio assets allocated to it effective as of April 20, 2026.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Hardman Johnston and the Hardman Johnston Subadvisory Agreement and a discussion of the factors that the Board considered in approving the Hardman Johnston Subadvisory Agreement.

Sincerely,

Stephen M. Gouthro President and Chief Executive Officer Mercer Funds

MERCER FUNDS

Mercer Non-US Core Equity Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Non-US Core Equity Fund (the “Fund”) about the recent hiring of a new subadviser to the Fund, Hardman Johnston Global Advisors LLC (“Hardman Johnston”). In connection with the hiring of Hardman Johnston, the Board approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment adviser (“Mercer” or the “Adviser”), on behalf of the Fund, and Hardman Johnston (the “Hardman Johnston Subadvisory Agreement”). The Adviser recommended the appointment of Hardman Johnston to replace American Century Investment Management, Inc., a subadviser that previously managed an allocated portion of the Fund’s portfolio, and Hardman Johnston has taken over the management duties of the Fund’s portfolio assets allocated to it effective as of April 20, 2026. In addition, in connection with the appointment of Hardman Johnston, the Adviser also made certain additional changes to the subadvisers that the Adviser uses for the management of the Fund’s assets and reallocated the assets of the Fund among existing and new subadvisers. These changes in the subadvisory arrangements that are used by the Adviser with respect to the management of the Fund’s assets may be collectively referred to herein as the “New Subadviser Structure.”

The hiring of Hardman Johnston, and the Hardman Johnston Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Adviser.

This Statement is being mailed on or about July 15, 2026 to shareholders of record of the Fund as of June 30, 2026.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY

INTRODUCTION

Mercer is the investment adviser to the series of the Trust, including the Fund. The Adviser uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisers that are unaffiliated with the Trust or the Adviser, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser (or as a subadviser) to the mutual fund. The Trust and the Adviser have obtained the Exemptive Order, which permits the Trust and the

Adviser, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisers and to modify subadvisory arrangements with unaffiliated subadvisers without shareholder approval. Under the Exemptive Order, the Adviser may act as a manager of managers for some or all of the series of the Trust, and the Adviser supervises the provision of portfolio management services to the series by various subadvisers.

The Exemptive Order also allows the Adviser, among other things, to: (i) continue the employment of a current subadviser after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadviser, and (ii) reallocate assets among current or new subadvisers. The Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisers and recommend the hiring, termination, and replacement of the subadvisers to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Adviser (the “Independent Trustees”), at a Board meeting held on March 10–11, 2026 (the “Meeting”): (i) appointed Hardman Johnston to serve as a subadviser to the Fund, and (ii) approved the Hardman Johnston Subadvisory Agreement, between the Adviser, on behalf of the Fund, and Hardman Johnston. Hardman Johnston is unaffiliated with the Adviser and discharges its responsibilities subject to the oversight and supervision of the Adviser. Hardman Johnston is paid by the Adviser and not by the Fund. No increase in the advisory fees paid by the Fund to the Adviser resulted from the appointment of Hardman Johnston as a subadviser to the Fund, or from the implementation of the Hardman Johnston Subadvisory Agreement.

The Trust and the Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadviser, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Hardman Johnston and the Hardman Johnston Subadvisory Agreement.

THE ADVISER

The Adviser, a Delaware limited liability company located at 99 High Street, Boston, Massachusetts 02110, serves as the investment adviser to the Fund. The Adviser is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Adviser is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Adviser provides investment advisory services to the Fund pursuant to the Amended and Restated Investment Management Agreement, dated July 1, 2026, between the Trust and the Adviser, (the “Management Agreement”). The Trust employs the Adviser generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Adviser may hire one or more subadvisers to carry out the investment program of the Fund (subject to the approval of the Board). The Adviser continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Adviser furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Adviser has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisers to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisers; (iv) monitors and evaluates the performance of the Fund’s subadvisers, including the subadvisers’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisers comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Adviser a fee calculated at an annual rate of 0.59% of assets up to $750 million, 0.57% of assets in excess of $750 million up to $1 billion, and 0.52% of assets in excess of $1 billion of the Fund’s average daily net assets. The Adviser earned total investment advisory fees of $28,111,019 from the Fund for the fiscal year ended March 31, 2026, prior to: (i) paying the fees of each of the subadvisers to the Fund and (ii) waiving fees in accordance with the terms of a fee waiver arrangement entered into between the Adviser and the Fund pursuant to which the Adviser has agreed to waive any portion of its investment management fee that exceeds the aggregate amount of the subadvisory fees that the Adviser is required to pay to the Fund’s subadvisers for the management of their allocated portions of the Fund (the “Fee Waiver Agreement”). The aggregate compensation paid by the Adviser to all subadvisers to the Fund during the last fiscal year ended March 31, 2026 was $12,784,873, representing 0.32% of the Fund’s average net assets during that period, resulting in the Adviser receiving net investment advisory fees of $15,326,146, all of which the Adviser waived pursuant to the terms of the Fee Waiver Agreement. The Fund did not make any payments to any affiliated person of Hardman Johnston during the fiscal year ended March 31, 2026.

Several officers of the Trust are also officers and/or employees of the Adviser. These individuals and their respective positions are: Stephen Gouthro serves as Trustee, President and Chief Executive Officer of the Trust and as a Partner of the Adviser and Global Chief Operating Officer for the Adviser’s Investment Solutions business; Fred Keyo serves as Vice President, Assistant Treasurer and Chief Financial Officer of the Trust and as a Principal and the Head of Fund Administration at the Adviser; Jon Gezotis serves as Vice President and Assistant Treasurer of the Trust and as a Partner of the Adviser and US Chief Operating Officer for the Adviser’s Wealth and Investments business; Colin J. Dean serves as Vice President and Assistant Secretary of the Trust and as Global Chief Counsel, Investments of the Adviser; Caroline Hulme serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Chief Investment Funds and Solutions Counsel, U.S. & Canada for the Adviser; Kenneth Earley serves as Vice President and Assistant Secretary of the Trust and Senior Legal Counsel, Investments at the Adviser; Andrew McDougall serves as Chief Investment Officer of the Trust and the Adviser, Sean Chatburn serves as Vice President of the Trust and Principal and Senior Portfolio Manager for the Adviser; Larry Vasquez serves as Vice President of the Trust and as Vice President and Senior Portfolio Manager of the Adviser; and Emma Koch serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Adviser. The address of each executive officer of the Trust listed above is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of Hardman Johnson.

HARDMAN JOHNSTON GLOBAL ADVISORS LLC

Hardman Johnston’s principal office is located at 300 Atlantic Street, Suite 601, Stamford, Connecticut 06901. Hardman Johnston is organized as a limited liability company under the laws of Connecticut. Hardman Johnston is an independent investment management firm principally owned and controlled by its employee-owners. Hardman Johnston is registered as an investment adviser under the Advisers Act. The Hardman Johnston Subadvisory Agreement is dated April 20, 2026.

Hardman Johnston was approved by the Board to serve as a subadviser to the Fund at the Meeting. Hardman Johnston is not affiliated with the Adviser, and Hardman Johnston discharges its responsibilities subject to the oversight and supervision of the Adviser. As indicated above, Hardman Johnston is paid by the Adviser and not by the Fund. The fees paid by the Adviser to Hardman Johnston depend upon the fee rates negotiated by the Adviser. In accordance with procedures adopted by the Board, a subadviser to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Hardman Johnston serves as investment adviser to one registered investment company which has investment objectives and strategies similar to the Fund’s investment objectives and strategies. The following table sets forth information regarding that registered investment company:

Fund Name	Assets as of June 30, 2026 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)
Hardman Johnston International Growth Fund	$223.5	1.00%

The names and principal occupations of the principal executive officers and directors of Hardman Johnston are listed below. The address of each principal executive officer and director, as it relates to the person’s position with Hardman Johnston, is 300 Atlantic Street, Suite 601, Stamford, Connecticut 06901.

Name	Principal Occupation
Cassandra A. Hardman	Chief Executive Officer, Chief Investment Officer, and Director

Jeffrey Stuart Meyer	President, Director

Bruce Adam Albert	General Counsel and Chief Compliance Officer

THE HARDMAN JOHNSTON SUBADVISORY AGREEMENT

The Hardman Johnston Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of considering and approving the Hardman Johnston Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Hardman Johnston Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Hardman Johnston Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the Hardman Johnston Subadvisory Agreement, other than the rate of compensation paid by the Adviser to Hardman Johnston, are substantially similar to the terms contained in the subadvisory agreements in effect between the Adviser and the Fund’s other current subadvisers. The Hardman Johnston Subadvisory Agreement provides that Hardman Johnston, among other duties, will make all investment decisions for Hardman Johnston’s allocated portion of the Fund’s investment portfolio. Hardman Johnston, subject to the supervision of the Board and the Adviser, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Hardman Johnston’s allocated portion of the Fund’s assets.

The Hardman Johnston Subadvisory Agreement provides for Hardman Johnston to be compensated based on the average daily net assets of the Fund allocated to Hardman Johnston. Hardman Johnston is compensated from the fees that the Adviser receives from the Fund. Hardman Johnston generally will pay all expenses it incurs in connection with its activities under the Hardman Johnston Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Hardman Johnston Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Adviser, or (ii) Hardman Johnston, on not less than ninety (90) days’ written notice to the Adviser and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting held on March 10-11, 2026, the Adviser recommended the appointment of Hardman Johnston to serve as a subadviser to the Fund. In considering the approval of the Hardman Johnston Subadvisory Agreement, the Independent Trustees considered the information and materials from the Adviser and Hardman Johnston that included, as to Hardman Johnston and the Fund: (i) the Hardman Johnston Subadvisory Agreement; (ii) information regarding the review and due diligence process by which the Adviser had evaluated and selected Hardman Johnston and recommended Hardman Johnston for Board approval, and the Adviser’s rationale for recommending that Hardman Johnston be appointed as a Subadviser to the Fund; (iii) information describing the nature, extent, and quality of the services that Hardman Johnston proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of Hardman Johnston; (v) information on Hardman Johnston’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by Hardman Johnston for its services to the Fund, and the fees charged by Hardman Johnston to other accounts that it manages; (vii) the Fee Waiver Agreement, which requires the Adviser to waive any portion of the management fee it is entitled to under the Management Agreement with respect to the Fund that exceeds the aggregate amount of the subadvisory fees that the Adviser is required to pay to the Fund’s Subadvisers for the management of their allocated portions of the Fund; (viii) information on the compliance program applicable to Hardman Johnston and the Trust CCO’s evaluation of the compliance program; (ix) information regarding the historical performance returns of Hardman Johnston in managing the investment mandate it would employ for the Fund, and a comparison of such performance to a relevant index; and (x) the financial condition of Hardman Johnston.

In addition, the Independent Trustees considered the presentations made by, and discussions at the Meeting with, representatives of the Adviser and representatives of Hardman Johnson.

During their review of this information, the Independent Trustees considered the factors that they deemed relevant with respect to Hardman Johnston, including: the nature, extent, and quality of the services to be provided to the Fund by Hardman Johnston; and Hardman Johnston’s historical performance record managing the investment mandate it would employ for the Fund. The Independent Trustees also took into consideration the nature and extent of the oversight duties to be performed by the Adviser in connection with Hardman Johnston to the Fund, which includes extensive investment management and compliance due diligence with respect to the management and operations of Hardman Johnston. Additionally, the Independent Trustees met separately with their independent legal counsel and received assistance from counsel regarding their statutory responsibilities and the legal standards that are applicable to the approvals of advisory agreements.

In particular, and as to Hardman Johnston, the Board, including all of the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the advisory services to be provided by Hardman Johnston. The Independent Trustees reviewed the nature, extent, and quality of the advisory services that Hardman Johnston would provide to the Fund. The Independent Trustees considered the specific investment management process that would be employed by Hardman Johnston to manage the assets that would be allocated to Hardman Johnston (which had been discussed with Hardman Johnston and described in detail in the materials provided by the Adviser and by Hardman Johnston); the qualifications, experience, and capabilities of Hardman Johnston; certain financial considerations relating to Hardman Johnston; information regarding legal, regulatory and compliance matters with respect to Hardman Johnston; and information provided regarding Hardman Johnston’s brokerage practices.

The Independent Trustees also considered the Adviser’s review, selection, and due diligence process employed by the Adviser in deciding to recommend Hardman Johnston as a subadviser to the Fund (the “due diligence process”); the Adviser’s assessment and conclusion as to the nature, extent, and quality of the subadvisory services that were to be provided by Hardman Johnston and the Adviser’s recommendation that the Hardman Johnston Subadvisory Agreement be approved.

Based on their consideration and review of the foregoing, the Independent Trustees determined that the Fund would benefit from the nature, extent, and quality of the subadvisory services that were to be provided by Hardman Johnston, and would benefit from Hardman Johnston’s ability to provide these services, and concluded that such services supported the approval of the Hardman Johnston Subadvisory Agreement.

(b) The costs of the services to be provided and the profits to be realized by Hardman Johnston and its affiliates from Hardman Johnston’s relationship with the Fund. In considering the Adviser’s due diligence process, the Independent Trustees took account of the Adviser’s assessment and conclusion that the compensation payable to Hardman Johnston for its services to the Fund was competitive, fair and reasonable in light of the nature, extent and quality of the services to be furnished to the Fund. The Independent Trustees also noted the Adviser’s recommendation at the Meeting that the Hardman Johnston Subadvisory Agreement be approved, including in light of the fact that Hardman Johnston’s fees would be indirectly borne by the Fund and its shareholders.

The Independent Trustees considered the expected impact of the subadvisory fees on the Fund’s overall operating expenses, given the Fee Waiver Agreement. The Independent Trustees noted

that, as a result of the appointment of Hardman Johnston and the implementation of the New Subadviser Structure, the Fund’s overall subadvisory fees would be reduced and that these cost savings would accrue to the Fund, given the Fee Waiver Agreement. In addition, since the fees to be paid by the Adviser to Hardman Johnston were the result of arm’s-length bargaining between unaffiliated parties, the relevance of the Subadviser’s profitability was considered by the Independent Trustees in that context.

The Independent Trustees took into account the Adviser’s ability to negotiate a global fee arrangement in connection with Hardman Johnston managing assets for the Fund along with other accounts of the Adviser or its affiliates. The Independent Trustees also considered the information provided with respect to Hardman Johnston regarding the fees charged to other comparable client accounts of Hardman Johnston.Based on their consideration and review of the foregoing, the Independent Trustees concluded that, in light of the nature, extent and quality of the subadvisory services to be provided by Hardman Johnston, the information provided regarding the fees to be paid to Hardman Johnston with respect to the Fund assets that would be allocated to Hardman Johnston supported the approval of the Hardman Johnston Subadvisory Agreement.

(c) Ancillary benefits. The Independent Trustees considered whether there were any ancillary or “fall-out” benefits that may accrue to Hardman Johnston as a result of its proposed relationships with the Fund. As part of their review, the Independent Trustees noted that Hardman Johnston may experience benefits due to its relationship with the Fund, which include reputational and marketing benefits , and may direct Fund brokerage transactions to certain brokers to obtain research and other services. However, the Independent Trustees noted that Hardman Johnston was required to select brokers who met the Fund’s requirements for seeking best execution, and that the Adviser would monitor and evaluate Hardman Johnston’s trade execution with respect to Fund brokerage transactions.

The Independent Trustees considered that Hardman Johnston also may experience certain economies of scale in connection with the strategy employed for the Fund (with respect to the Fund and other clients utilizing the same strategy) to the extent that strategy assets grow as a result of Hardman Johnston’s relationship with the Fund and the Adviser (or its affiliates).

The Independent Trustees took into account the foregoing potential benefits that would accrue to Hardman Johnston by virtue of its relationship with the Fund in determining to approve the Hardman Johnston Subadvisory Agreement.

(d) The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflected sharing of these economies of scale for the benefit of Fund shareholders. With respect to economies of scale, the Independent Trustees considered Hardman Johnston’s fee schedule for providing services to the Fund and noted that the Hardman Johnston Subadvisory Agreement did not include breakpoints that would reduce Hardman Johnston’s fee as the allocated portion of the Fund (and/or certain assets globally with respect to the Adviser and its affiliates) managed by the Subadviser increased. The Independent Trustees also noted Harman Johnston’s statement that the negotiated subadvisory fee was significantly less than its standard fee for the strategy to be employed for the Fund.

(e) The investment performance of the Fund and Hardman Johnston. Because Hardman Johnston was a newly proposed subadviser to the Fund, the Independent Trustees could not consider Hardman Johnston’s investment performance in managing the Fund as a factor in evaluating the Hardman Johnston Subadvisory Agreement. However, the Independent Trustees considered the historical performance record of Hardman Johnston managing the investment mandate it would employ for the Fund as compared to a relevant index and the Adviser’s explanations with respect to the role of Hardman Johnston’s investment strategy in supporting the Fund’s multi-manager structure. The Independent Trustees also considered the Adviser’s conclusions, and the reasons supporting the Adviser’s conclusions, that the performance record of Hardman Johnston, including on an absolute basis and relative to Hardman Johnston’s benchmark index over different time periods, supported the approval of the Hardman Johnston Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the decision of the Independent Trustees. Based on these factors, along with the determinations of the Adviser at the conclusion of its review and due diligence process and such other matters as were deemed relevant, the Independent Trustees concluded that the approval of the Hardman Johnston Subadvisory Agreement was in the best interests of the Fund and its shareholders and the Board, including a majority of the Independent Trustees, approved the Hardman Johnston Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Adviser provides certain non-advisory services to the Funds under a Legal and Treasury Administrative Services Agreement (the “Administrative Services Agreement”). The Administrative Services Agreement includes certain services relating to legal services, legal administration services, preparing Board meeting materials, procurement of insurance coverage, among other services. In consideration of the services to be rendered by the Adviser pursuant to the Administrative Services Agreement, the Fund will pay the Adviser an amount equal to the Adviser’s reasonable costs and expenses incurred in providing such services, but in no case will such compensation exceed the annual rate of 0.01% (one basis point) of the average daily net assets of the Fund.

The Adviser also provides certain internal administrative services to the Adviser Class, Class I and Class Y-2 shares of the Fund, for which the Adviser is entitled to receive a fee of 0.15% on an annual basis of the average daily net assets of the Adviser Class, Class I, and Class Y-2 shares, respectively. This fee accrues from fees paid under a separate Shareholder Administrative Services Plan adopted to compensate financial intermediaries, including the Adviser, for providing certain non-distribution related shareholder administrative services to Adviser Class, Class I and Class Y-2 shares. The Shareholder Administrative Services Plan provides for payments in an amount, or at a rate, not to exceed 0.25%, 0.25% and 0.15% on an annual basis of the average daily net asset value of the Adviser Class, Class I and Class Y-2 shares, respectively. The Adviser Class and Class Y-2 share classes of the Fund were not offered during the fiscal year ended March

31, 2026. The Fund paid $749,448 in fees to the Adviser for internal administrative services with respect to Class I shares for the fiscal year ended March 31, 2026.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under a Distribution Agreement with the Fund. The Distribution Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2026, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of June 30, 2026, the Fund had 357,922,447 total shares outstanding, consisting of 303,304,340 Class Y-3 shares and 54,618,107 Class I shares. The Mercer Collective Trust: Mercer Non US Equity Portfolio held 155,976,934 Class Y-3 shares, representing 51.43% of the Fund’s total Class Y-3 shares outstanding; Mercer Group Trust: Mercer International Stock Fund held 41,756,176 Class Y-3 shares, representing 13.77% of the fund’s total outstanding Class Y-3 Shares; and Charles Schwab & Co Inc. Special Custody Account FBO Customers held 26,552,519 Class I shares, representing 48.61% of the Fund’s total Class I shares outstanding; National Financial Services LLC for the Exclusive Benefit of our Customers held 15,974,217 Class I shares, representing 29.25% of the Fund’s total Class I shares outstanding; SEI Private Trust Company C/O SWP TIAA held 8,849,008 Class I shares, representing 16.20% of the Fund’s total Class I shares outstanding.

As of June 30, 2026, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of any class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders and in Form N-CSR. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. In Form N-CSR, you will find the Fund’s annual and semi-annual financial statements. You may obtain free copies of the Fund’s annual and semi-annual reports and the Fund’s financial statements by contacting the Fund directly at 1-888-887-0619 or by visiting the Trust’s website, https://www.mercer.us/what-we-do/wealth-and-investments/delegated-solutions-us.html.

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